UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported) — May 1, 2008
ONCOR ELECTRIC DELIVERY COMPANY LLC
(Exact name of registrant as specified in its charter)

DELAWARE	333-100240	75-2967830
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1601 Bryan Street, Dallas, Texas 75201
(Address of principal executive offices, including zip code)
Registrants’ telephone number, including Area Code — (214) 486-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On May 1, 2008, Oncor Electric Delivery Company LLC (the “Company”), CURRENT Communications of Texas, L.P. (“CURRENT”) and CURRENT Group, LLC, as guarantor, entered into an Agreement of Purchase and Sale of Network and Related Equipment dated as of April 30, 2008 (“Asset Purchase Agreement”). The obligations of the Company and CURRENT to close the transactions contemplated by the Asset Purchase Agreement are subject to a number of conditions contained in the Asset Purchase Agreement, including, but not limited to a condition that all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have expired or otherwise been terminated.
     Pursuant to the Asset Purchase Agreement and effective at the closing, the Company and CURRENT will restructure their previously disclosed relationship, relating to the utilization of the Company’s power distribution network as a broadband-enabled “Smart Grid.” Under the Asset Purchase Agreement, the Company and CURRENT agreed that, at the closing:
•	all previous agreements between them relating to such utilization of the Company’s power distribution network will be terminated;
•	CURRENT will sell to the Company a constructed broadband over powerline (“BPL”) network and certain finished goods inventory and additional components (the “Constructed BPL Network”) for a purchase price of $90 million, which is payable in cash at the closing;
•	the Company will assume certain contracts and permits of CURRENT that are necessary or desirable for the use of the Constructed BPL Network; and
•	the Company and CURRENT will release each other from all claims, demands and obligations arising out of any acts or omissions occurring prior to the closing.
     In addition, under the Asset Purchase Agreement, each party has agreed to indemnify the other party for breaches of any representations, warranties or covenants by such party in the Asset Purchase Agreement, subject to certain time limitations for specified representations, warranties and covenants. The maximum amount of indemnifiable losses which may be recovered for breaches of representations, warranties or covenants under the Asset Purchase Agreement is limited to an amount between 35% and 100% of the purchase price, depending on the nature of a breach.
     The Asset Purchase Agreement contains customary representations and warranties by the Company and CURRENT. In addition, the parties have agreed to certain other customary covenants and agreements in the Asset Purchase Agreement.

     In connection with the Asset Purchase Agreement, the Company has agreed to purchase software licenses, maintenance and operation services from an affiliate of CURRENT over a three year period, with approximately $25 million payable at closing and approximately $5 million payable in each of the following two years. In addition, after the closing, at the Company’s option, an affiliate of CURRENT also agreed to sell certain services, equipment, hardware and other products to the Company, and such affiliate of CURRENT agreed to accept service orders and purchase orders from the Company, which are sufficient for the Company to install BPL equipment that collectively would serve up to one-half of the electric distribution service territory of the Company.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ONCOR ELECTRIC DELIVERY COMPANY LLC
By:	/s/ Richard C. Hays
	Name:	Richard C. Hays
	Title:	Controller

Dated: May 6, 2008